From: Joe Boystak
Sent: Thursday, January 18, 2007 11:43 AM
To: Chris Nowers
Cc: Angela Bronow Davanzo; Lee Cole; 'Hirschberg, Michael'
Subject: RE: Form 8-K

Chris: I spoke with Michael Hirshberg about the draft 8-K.  I am fine with the disclosure as presented in the draft.  Please feel free to file.

Thanks,
Joe

Joseph A. Boystak
President & CEO
Chopin Capital Partners, LLC
2121 Avenue of the Stars
Suite 2550
Los Angeles, CA 90067
310 553 5533
jboystak@chopincapital.com